UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2005

iPCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-32064	36-4350876
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

1901 North Roselle Road, Schaumburg, Illinois		60195
(Address of Principal Executive Offices)		(Zip Code)

(847) 885-2833
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 14, 2005, the Registrant revised its compensation structure for the non-executive members of its board of directors, effective as of July 1, 2005.

The Registrant increased the annual retainer to be paid to the chairman of its board of directors from $40,000 to $45,000, and increased the annual retainer to be paid to the chairman of the audit committee, the chairman of the compensation committee and the chairman of the nominating and corporate governance committee from $30,000, $24,000, and $24,000, respectively, to $45,000, $35,000 and $35,000, respectively.  The Registrant also increased the annual retainer to be paid to non-executive directors not serving as committee chairman from $18,000 to $35,000.

Consistent with the Registrant’s existing compensation structure, each member of the board of directors received as an annual grant, a stock option to purchase 7,500 shares of the Registrant’s common stock at a per share exercise price equal to the fair market value of the stock on July 14, 2005, which was $35.00 per share.  The Registrant will no longer grant an additional option to the chairman of the board of directors and the chairman of the audit committee.

The per meeting fees to be paid to members of the board remain unchanged, except that the Registrant increased the fee to be paid for telephonic audit committee meetings from $500 to $1,000 per meeting.

All other aspects of the compensation structure for the non-executive members of the Registrant’s board of directors remain unchanged.

Item 2.02.  Results of Operations and Financial Condition.

On July 20, 2005, the Registrant reported its subscriber totals for the quarter ended June 30, 2005, giving effect to the July 1, 2005 closing of its merger with Horizon PCS, Inc.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release by iPCS, Inc., dated July 20, 2005, announcing its subscriber totals for the quarter ended June 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: July 20, 2005	By:	/s/ STEBBINS B. CHANDOR, JR.
Stebbins B. Chandor, Jr.
Executive Vice President and
Chief Financial Officer